EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Talon Therapeutics, Inc.
South San Francisco, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 2010, relating to the financial statements of Talon Therapeutics, Inc. (formerly known as Hana Biosciences, Inc.) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO USA, LLP
(formerly known as BDO Seidman, LLP)
San Francisco, California

February 11, 2011